Exhibit 10.14

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is dated as of November 1, 2012, between 1400 Fashion Island LLC, a Delaware limited liability company (“Landlord”), and RING CENTRAL, INC., a California corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Office Lease dated as of April 1, 2011, as amended by that certain First Amendment to Lease dated as of August 28, 2011 (as amended, the “Lease”), pursuant to which Tenant leases from Landlord certain premises on the 7th floor known as Suite 700 and containing 18,102 rentable square feet and Suite 602 on the 6th floor containing 10,129 rentable square feet for a total of 28,231 rentable square feet (the “Existing Premises”) of the building (the “Building”) known as Century Centre II, located at 1400 Fashion Island Blvd., San Mateo, California, which Existing Premises is more thoroughly described in the Lease. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

B. Landlord and Tenant presently desire to amend the Lease in order to add to the Lease additional premises known as Suite 603 on the 6th floor of the Building, and modify the Lease in certain other respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	Additional Premises.

a.	Additional Premises. Effective as of the Effective Date (as defined in Paragraph 2.b below), and continuing for the balance of the Term of the Lease, Suite 603 on the 6th floor of the Building, shown outlined on the attached Exhibit A (the “Additional Premises”), shall be added to the premises covered by the Lease. Commencing on the Effective Date, unless otherwise provided by this Second Amendment to Lease, all references in the Lease to the “Premises” shall be deemed to refer to the Existing Premises and the Additional Premises, collectively. Landlord and Tenant hereby stipulate for all purposes of the Lease that the Additional Premises contains 2,949 rentable square feet.

b.	Effective Date. The “Effective Date” shall be September 1, 2012. The Expiration Date of the Lease (including the Additional Premises) shall remain the Expiration Date as defined by the terms of the Lease for the Existing Premises, namely, May 31, 2017.

Second Amendment To Lease, Ring Central, Inc.	1

c.	Condition of Additional Premises: Landlord’s Work.

i.	Delivery of Additional Premises. On or before the Effective Date, Landlord shall deliver the Additional Premises and Tenant shall accept same in their “AS IS” condition, professionally cleaned. Other than Landlord having the Additional Premises professionally cleaned at Landlord’s cost and expense, Landlord shall have no obligation to make or pay for any renovations, alterations, additions or improvements to prepare the Additional Premises for Tenant’s occupancy. Any renovations, alterations, additions or improvements (the “Alterations”) desired by Tenant in the Additional Premises shall be constructed by Tenant at its sole cost and expense in a good and workmanlike manner and in accordance with the procedures and requirements of the Lease, including Article 5 thereof. Tenant’s right to make the Alterations is further conditioned upon: (i) Tenant’s acquiring all necessary permits required by all applicable governmental authorities based on the final plans and specifications approved by Landlord in writing; (ii) Tenant furnishing copies of such permits to Landlord; and (iii) the compliance by Tenant with all conditions of said permits in a prompt and expeditious manner.

ii.	Landlord’s Work. Other than Landlord having the Additional Premises professionally cleaned at Landlord’s cost and expense, there shall be no Landlord’s Work in connection with this Second Amendment or in connection with the Additional Premises.

2. Monthly Rent and Operating Expenses.

a.	Monthly Rent for Additional Premises. In addition to the Monthly Rent provided for the Existing Premises by Article 1(M) of the Lease, commencing as of the Effective Date, Tenant shall pay Monthly Rent for the Additional Premises in the following amounts:

Period	Total Monthly Rent
11/1/12 through 10/31/13	$8,699.55
11/1/13 through 10/31/14	$8,960.54
11/1/14 through 10/31/15	$9,229.35
11/1/15 through 10/31/16	$9,506.23
11/1/16 through 5/31/17	$9,791.42

Simultaneously with Tenant’s delivery to Landlord of an executed copy of this Second Amendment, and in addition to the Additional Premises Security Deposit provided by Section 3 of this Second Amendment, Tenant shall pay to Landlord an amount equal to

Second Amendment To Lease, Ring Central, Inc.	2

the Monthly Rent for the Additional Premises payable for the first full month after the occurrence of the Effective Date for which rent is due (i.e., rent for 11/1/12 to 11/30/12 equal to $8,699.55), which amount shall be applied to the first full month of Monthly Rent due and payable with respect to the Additional Premises.

b.	Tenant’s Pro Rata Share: Base Year. Effective as of the Effective Date, (A) Tenant’s Share with respect to the Additional Premises shall be 1.70% (Tenant’s Pro Rata Share with respect to the Existing Premises shall remain 16.29% as provided in Article 1(P) of the Lease as amended by the First Amendment), (B) the Operating Expenses Base, as set forth in Article 1(N) of the Lease, with respect to the Additional Premises shall be the calendar year 2012, and (c) the Tax Base, as set forth in Article 1(O) of the Lease, with respect to the Additional Premises shall be the calendar year 2012.

3.	Security Deposit. Effective as of the Effective Date, to reflect the addition of the Additional Premises to the Lease, the Security Deposit required of Tenant pursuant to Article 1.L. and Article 23 of the Lease shall be increased by $26,098.65 (the “Additional Premises Security Deposit”) to an aggregate amount (for both the Existing Premises and the Additional Premises) of $361,098.65. Therefore, simultaneously with Tenant’s delivery of an executed copy of this Amendment, Tenant shall deposit with Landlord the Additional Premises Security Deposit.

4.	Conditional Right to Terminate contained in Article 33 of the Lease. Article 33 of the Lease is hereby amended by entirely replacing Section D thereof with the following new Section D:

“D. Landlord’s Denial and Tenant’s Conditional Right to Terminate. In the event that Tenant receives the Expansion Denial Letter or no response from Landlord within the Landlord Response Period, then Tenant shall have a onetime right to early terminate the lease (“Early Termination Right”) without penalty upon payment by cashier’s or certified check to Landlord of an amount equal to $663,392.80 (the “Termination Payment”) calculated as follows: (i) eight (8) times the Monthly Rent for Suite 700 based on the rent for the fortieth (40th) full calendar month of the Term of the Lease (i.e. 8 x $46,879.89 = $375,039.12), plus (ii) eight (8) times the Monthly Rent for the Suite 602 based on said rent for the fortieth (40th) full month of the Term for Suite 602 (i.e. 8 x $26,537.98 = $212,303.84), plus (ii) eight (8) times the Monthly Rent for the Additional Premises (i.e. Suite 603) based on said rent for the fortieth (40th) full month of the Term for the Additional Premises (i.e. 8 x $9,506.23 = $76,049.84). Tenant may exercise the Early Termination Right no later than thirty (30) business days after the termination of the Landlord Response Period by sending Landlord a formal written notice (“Termination Letter”) exercising such Early Termination Right together with (i) the Termination Payment, and (ii) an executed Letter of Intent for a minimum 40,000 rentable square feet at a new location, which Letter of Intent

Second Amendment To Lease, Ring Central, Inc.	3

Landlord agrees to hold in the strictest confidence. Within sixty (60) days after Landlord’s receipt of Tenant’s Termination Letter, Tenant shall also deliver to Landlord a fully executed lease for a minimum 40,000 rentable square feet at said new location, which lease Landlord agrees to hold in the strictest confidence. Provided that Tenant has complied with all of the above requirements, Termination shall be effective at the end of the thirty ninth (39th) month of the Lease Term. Landlord shall have the right to market the Premises upon receipt of the Termination Letter and Termination Payment.”

5.	Parking Spaces. In addition to the 93 non-assigned, surface parking spaces provide by Article 1.S of the Lease with respect to the Premises, Tenant shall be entitled to use, with respect to the Additional Premises, up to an additional 10 non-assigned, surface parking spaces at the Building, free of charge during the initial Term, or any extension thereof, for a total of 103 non-assigned surface parking spaces.

6.	Real Estate Brokers. Tenant represents and warrants to Landlord that it has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for Tenant in connection with this Amendment. Tenant shall hold Landlord harmless from and indemnify and defend Landlord against any and all claims by any real estate broker or salesman for a commission, Finder’s fee or other compensation as a result of Tenant’s entering into this Amendment if such claim against Landlord is based on said broker or salesman being employed or authorized by Tenant.

7.	Authority. Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

8.	Miscellaneous. This Agreement and the Lease as amended hereby represents the entire agreement of the parties regarding the matters set forth herein, and all prior agreements with respect to such matters, whether written or oral are merged herein. This Agreement and the Lease as amended hereby shall bind, and shall inure to the benefit of, the successors and assigns of the parties. This document may be executed in counterparts with the same force and effect as if the parties had executed one instrument, and each such counterpart shall constitute an original hereof. No provision of this Agreement that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions hereof are hereby declared to be severable. Time is of the essence of this Agreement. This Agreement shall be governed by the laws of the State of California, and shall not be effective or enforceable against either party until and unless it is executed by both parties and delivered by each to the other.

Second Amendment To Lease, Ring Central, Inc.	4

9.	Lease in Full Force and Effect. Except as amended by the First Amendment to Lease and this Second Amendment, the Lease remains in full force and effect and is hereby ratified and affirmed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Landlord:		Tenant:
1400 FASHION ISLAND LLC,		RING CENTRAL, INC.,
a Delaware limited liability company		a California corporation

By:	1400 Manager, LLC, a Delaware	By:	/s/ John Marlow
	limited liability company	Name:	John Marlow
		Title:	General Counsel

By:	/s/ Sherrilyn Fisher	By:	/s/ Robert Lawson
Name:	SHERRILYN FISHER	Name:	Rober Lawson
Title:	Secretary and Treasurer	Title:	CFO

Second Amendment To Lease, Ring Central, Inc.	5

Certificate of Tenant

I, John Marlow, Secretary of Tenant, hereby certify that the officers executing the foregoing SECOND AMENDMENT To Lease on behalf of Tenant is/are duly authorized to act on behalf of and bind the Tenant.

/s/ John Marlow
John Marlow

Second Amendment To Lease, Ring Central, Inc.	6

EXHIBIT A

Additional Premises

Second Amendment To Lease, Ring Central, Inc.	7